Exhibit 99.1

PRESS RELEASE

Guardant Health Appoints Myrtle Potter to its Board of Directors

REDWOOD CITY, Calif.— October 20, 2021 (BUSINESS WIRE) — Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company, has appointed Myrtle Potter to serve on its Board of Directors.

“We are very pleased to welcome Myrtle Potter to our Board of Directors as we continue to build and deliver on our mission of conquering cancer with data,” said Helmy Eltoukhy, Guardant Health Co-CEO and Chairman of the Board. “Myrtle has extensive knowledge and experience bringing world-class therapeutics to market, and her industry expertise will be invaluable as we strive to provide patients across all stages of cancer with access to the latest advancements in precision oncology.”

“I am thrilled to be joining Guardant Health’s Board of Directors at such a significant time for the company,” said Myrtle Potter. “Guardant Health is continuing to develop a portfolio of breakthrough oncology products, and I look forward to applying my experience of product development, from clinical development to commercialization, to support Guardant Health and ensure the company’s innovations are accessible for all patients.”

Myrtle currently serves as the Chief Executive Officer of Sumitovant Biopharma, Inc., the parent company of five biotechnology subsidiaries. She served as Vant Operating Chair at Roivant Sciences, Inc. from July 2018 to December 2019. In that role she oversaw nine biopharmaceutical companies with over thirty investigational drugs in eleven therapeutic areas. As Chief Executive Officer of Myrtle Potter & Company, LLC from September 2005 to July 2018, she and her hand-picked team of experts led major strategic efforts and the preparation for multiple product launches for numerous biopharmaceutical companies. From 2000 to 2004, Myrtle served as Chief Operating Officer at Genentech, Inc., a biopharmaceutical company, and from 2004 to 2005, she served as the President, Commercial Operations and Executive Vice President of Genentech. Prior to joining Genentech, she held various positions, including President, U.S. Cardiovascular/Metabolics at Bristol-Myers Squibb, and a vice president at Merck & Co. While at Merck, she started the company Astra Merck Incorporated which later, through a series of transactions, became a part of AstraZeneca PLC. Myrtle currently serves on the board of Liberty Mutual Insurance Group and the Board of Trustees of The University of Chicago, and has previously served on the boards of Amazon.com, Inc., Axsome Therapeutics, Inc., Express Scripts Holding Company and Medco Health Solutions, Inc. Myrtle holds a Bachelor of Arts Degree from The University of Chicago.

About Guardant Health

Guardant Health is a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary tests, vast data sets and advanced analytics. The Guardant Health oncology platform leverages capabilities to drive commercial adoption, improve patient clinical outcomes and lower healthcare costs across all stages of the cancer care continuum. Guardant Health has commercially launched Guardant360®, Guardant360 CDx, Guardant360 TissueNext™, Guardant360 Response™, and GuardantOMNI® tests for advanced stage cancer patients, and Guardant Reveal™ for early-stage cancer patients. These tests fuel development of its LUNAR screening program, which aims to address the needs of asymptomatic individuals eligible for cancer screening.

Investor Contact:

Carrie Mendivil

investors@guardanthealth.com

Media Contact:

Breen Weir

press@guardanthealth.com

Julie Johnson

julie.johnson@uncappedcommunications.com